A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AmisanoHanson
CharteredAccountants

January 25, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Hybrook Resources Corp. (the “Company”).  We have read the Company’s disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8K dated January 25, 2008 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

“Amisano Hanson”
AMISANO HANSON

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
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